Exhibit 3.10.2

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
CFO MEDICAL SERVICES, LLC

This Second Amended and Restated Operating Agreement of CFO Medical Services, LLC, a New Jersey limited liability company (the “Company”), is made and entered into as of December 15, 2009.

ARTICLE I.
DEFINITIONS

The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters.

“Act” shall mean the New Jersey Limited Liability Company Act, as the same may be amended from time to time.

“Agreement” shall mean this Amended and Restated LLC Operating Agreement as originally executed and as amended from time to time.

“Company” has the meaning set forth in the preamble.

“Liquidating Trustee” shall mean the Manager or such other person appointed by the Manager.

“Manager” shall mean such person designated pursuant to Article VI hereof to manage the business of the Company.

“Member” shall mean ExamWorks, Inc., a Delaware corporation, and any other person hereafter admitted to the Company as a Member.

“Membership Interests” shall mean the Member's entire interest (economic and otherwise) in the Company, expressed as a percentage of ownership.

ARTICLE II.
ORGANIZATIONAL MATTERS

2.1           Name.  The name of the Company is CFO Medical Services, LLC.

2.2           Principal Place of Business.  The Company may locate its places of business and registered office at any other place or places as the Manager may from time to time deem advisable.

2.3           Registered Office and Registered Agent.  The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of New Jersey pursuant to the Act and the applicable rules promulgated thereunder.

2.4           Term.  The term of the Company commenced on the date the Certificate of Formation of the Company were filed with the Secretary of State of the State of New Jersey, and shall continue indefinitely, unless earlier dissolved in accordance with the provisions of this Agreement or the Act.

2.5           Tax Status.  Until such time that additional Members are admitted to the Company, the Member intends that the Company shall be disregarded as an entity separate from its owner for Federal and state income tax purposes under Treasury Regulations Section 301.7701-3, rather than an association taxable as a corporation.

ARTICLE III.
BUSINESS OF COMPANY

The business of the Company shall be to engage in any lawful act or activities which may be legally exercised by limited liability companies formed pursuant to the Act.

ARTICLE IV.
CONTRIBUTIONS TO THE COMPANY

4.1           Members.  The name and address of the sole Member of the Company is ExamWorks, Inc.

4.2           Member’s Capital Contributions.  The Member shall not be required to contribute any additional amounts to the capital of the Company.

4.3           Withdrawal of the Member.  The Member shall be entitled to voluntarily withdraw from the Company.  Upon such withdrawal, if no other Member of the Company exists, the Company shall dissolve in accordance with the provisions of Article IX.

ARTICLE V.
DISTRIBUTIONS

5.1           Distributions.  Subject to the provisions of any loan or similar agreements to which the Company may be a party from time to time, the distributable cash of the Company shall be distributed to the Member in its sole discretion (acting in its capacity as Manager).

5.2           Dissolution.  Notwithstanding Section 5.1 hereof, upon dissolution of the Company provided in Section 9.1 hereof, all distributions occurring thereafter shall be made in accordance with Section 9.3.

5.3           Limitation Upon Distributions.  No distributions shall be made to the Member if prohibited by the Act.

ARTICLE VI.
MANAGEMENT

6.1           Management.  The business and affairs of the Company shall be managed by the Manager.  The Company shall have one Manager which shall be appointed by the Member.  The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business, including delegating any of its authority to any officer of the Company.

6.2           Limitation on Powers.

(a)           The Company shall not undertake any action or conduct any business beyond that described in Article III of this Agreement.

(b)           Unless expressly authorized to do so by this Agreement or the Manager, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.

6.3           Officers.

(a)           At the discretion of the Manager, the Officers of the Company may consist of one or more Co-Chairmen, a President, a Chief Financial Officer, one or more Vice-presidents, a Secretary, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers.  The Company also may have, at the discretion of the Manager, such other Officers as may be appointed in accordance with the provisions of this Section 6.3.  Any number of offices may be held by the same Person.  Officers shall have the power to bind the Company and enter into contracts and other agreements on behalf of the Company.

(b)           The Officers of the Company shall be chosen by the Manager, and each shall serve at the pleasure of the Manager.

(c)           The Manager may appoint such additional Officers as the business of the Company may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in this Agreement or as the Manager may from time to time determine.

(d)           Any Officer may be removed, with or without cause, by the Manager.  Any Officer may resign at any time by giving written notice to the Manager.  Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice, and unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party.

(e)           A vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled by the Manager.

6.4           Liability for Certain Acts.  The Manager shall act in a manner it believes in good faith to be in the best interests of the Company and with such care as an ordinary prudent person in a like position would exercise under similar circumstances.  The Manager is not liable to the Company for any action taken in managing the business or affairs of the Company if the Manager performs the duties of its office in compliance with the standards contained in this Section 6.4 and the Act.  The Manager shall not be liable to the Company for any loss or damage sustained by the Company except for (i) any loss or damage resulting from intentional misconduct or knowing violation of law or (ii) a transaction for which the Manager received a personal benefit in violation or breach of the provisions of this Agreement.  The Manager shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented in accordance with the provisions of the Act.

6.5           No Exclusive Duty to Company.  The Manager shall not be required to tend to the business and affairs of the Company as such Manager’s sole and exclusive function and the Manager may have other business interests and may engage in other activities in addition to those relating to the Company. The Company shall not have any right, by virtue of this Agreement, to share or participate in investments or activities of the Manager or to the income or proceeds derived therefrom (unless such investments or activities are conducted in the Manager’s capacity as such).

6.6           Bank Accounts.  The Manager may from time to time open bank accounts in the name of the Company.

6.7           Indemnity of the Manager, Employees and Other Agents.  To the fullest extent permitted under the Act, the Company shall indemnify the Manager and make advances for expenses to the Manager with respect to such matters to the maximum extent permitted under applicable law.  The Company shall indemnify its officers, employees and other agents to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by the Manager.

6.8           Compensation.  The Manager shall be entitled to reasonable compensation for its actions taken on behalf of the Company and shall be reimbursed for all reasonable expenses incurred on behalf of the Company.

ARTICLE VII.
RIGHTS AND OBLIGATIONS OF THE MEMBER

7.1           Limitation on Liability. The Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law.

7.2           No Liability for Company Obligations.  The Member shall have no personal liability for any debts or losses of the Company beyond its capital contribution, except as provided by law, relating to liability for wrongful distributions.

ARTICLE VIII.
MEMBERSHIP INTERESTS; TRANSFERABILITY

8.1           Opt-In.  The Membership Interests shall be governed by Article 8 of the Uniform Commercial Code and shall be considered securities for purposes thereof.

8.2           Restrictions on Transfers.  The Member may transfer, sell, encumber, assign or otherwise dispose of all or any portion of its Membership Interests.

ARTICLE IX.
DISSOLUTION AND TERMINATION

9.1           Dissolution.  The Company shall be dissolved upon the occurrence of any of the following events:

(a)           pursuant to any requirement of the Act; or

(b)           by the written statement of the Member.

9.2           Effect of Dissolution.  Upon dissolution, the Company shall cease to carry on its business, except as permitted by the Act.

9.3           Winding Up, Liquidation and Distribution of Assets.

(a)           Upon dissolution of the Company, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets to the Member pursuant to the provisions of this Section. The Manager shall act as the Liquidating Trustee, or, if the Manager is unable to act as Liquidating Trustee, the Member shall appoint the Liquidating Trustee.  The Liquidating Trustee shall have full authority to wind up the affairs of the Company and to make distributions as provided herein.

(b)           Upon dissolution of the Company, the Liquidating Trustee shall either sell the assets of the Company at the best price available, or the Liquidating Trustee may distribute to the Member all or any portion of the Company's assets in kind.

(c)           All assets of the Company shall be applied and distributed by the Liquidating Trustee in the following order:

(i)       First, to the creditors of the Company;

(ii)       Second, to setting up the reserves that the Liquidating Trustee may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company; and

(iii)       Third, to the Member.

9.4           Certificate of Cancellation.  When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Member, a Certificate of Cancellation shall be executed and filed with the Secretary of State of the State of New Jersey in accordance with Section 42:2B-14 of the Act.

ARTICLE X.
MISCELLANEOUS PROVISIONS

10.1           Application of New Jersey Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New Jersey.

10.2           Amendments.  Any amendment to this Agreement shall be made in writing signed by the Member.

10.3           Severability.  If any provision of this Agreement or the application thereof to any circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

10.4           Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

10.5           Construction.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

10.6           Headings.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

CFO MEDICAL SERVICES, LLC By: ExamWorks, Inc., its sole member By: /s/ Wesley Campbell Wesley Campbell, President

(Second Amended and Restated Operating Agreement of CFO Medical Services, LLC)